As filed with the Securities and Exchange Commission on August 3, 2007 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAL DIVE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	61-1500501
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
400 N. Sam Houston Parkway E., Suite 1000
Houston, Texas 77060
(Address, including zip code, of principal executive offices)
Cal Dive International, Inc.
Amended and Restated 2006 Long Term Incentive Plan
(Full title of the plan)
Lisa Manget Buchanan
400 N. Sam Houston Parkway E., Suite 1000
Houston, Texas 77060
(Name and Address of Agent For Service)
(281) 618-0400
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1) (2)	share	price	registration fee
Common Stock ($0.01 par value per share)	2,000,000 shares	$15.67(3)	$31,340,000(3)	$962.14

(1)	Upon a recapitalization, stock split, stock dividend, combination of shares or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	This Registration Statement covers an additional 2,000,000 shares that may be issued under the Cal Dive International, Inc. Amended and Restated 2006 Long Term Incentive Plan. Currently, the registrant is authorized to issue up to 7,000,000 shares under the Plan pursuant to a registration statement on Form S-8 (File. No. 333-139495) filed with the Commission on December 19, 2006.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the New York Stock Exchange on July 31, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Cal Dive International, Inc. Amended and Restated 2006 Long Term Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of the Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Cal Dive International, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
          (a) The Company’s latest annual report on Form 10-K;
          (b) All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a); and
          (c) The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 11, 2006, which incorporates by reference the description of the Registrant’s common stock included in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609), initially filed with the Commission on May 31, 2006, including any amendments or reports filed for the purpose of updating such description, which is also hereby incorporated by reference.
          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware provides as follows:
     A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     As permitted by the Delaware General Corporation Law, the amended and restated certificate of incorporation of the Registrant includes a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant’s amended and restated certificate of incorporation and bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and that it is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
     We have insurance policies in effect covering all of our directors and officers in certain instances where by law they may not be indemnified by us.
     We have entered into indemnity agreements with each of our directors and executive officers, pursuant to which we agree under certain circumstances to purchase and maintain directors’ and officers’ liability insurance, unless such insurance is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to us from such insurance. The agreements also provide that we will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain standards of conduct.
     The Master Agreement dated December 8, 2006 by and between Helix Energy Solutions Group, Inc. and us, provides for indemnification by us of Helix (a controlling person of us) and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Spears & Associates, Inc.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. is included in their opinion filed as Exhibit 5.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 1, 2007.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ LISA MANGET BUCHANAN

Lisa Manget Buchanan
Vice President, General Counsel and Secretary
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Lisa Manget Buchanan and G. Kregg Lunsford or, either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of August, 2007.

Signature	Title

/s/ OWEN KRATZ	Director
Owen Kratz

/s/ MARTIN R. FERRON	Director
Martin R. Ferron

/s/ WILLIAM L. TRANSIER	Director
William L. Transier

/s/ TODD A. DITTMANN	Director
Todd A. Dittmann

/s/ DAVID E. PRENG	Director
David E. Preng

/s/ QUINN J. HEBERT	President, Chief Executive Officer and Director (Principal Executive Officer)
Quinn J. Hébert

/s/ G. KREGG LUNSFORD G. Kregg Lunsford	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

S-1

Exhibit Index

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Spears & Associates, Inc.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. is included in their opinion filed as Exhibit 5.